UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2020

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	32-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10628 Science Center Drive, Suite 250

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On April 16, 2020, Arcturus Therapeutics Holdings Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Guggenheim Securities, LLC (the “Representative”), as representative of the several underwriters identified in Schedule I thereto (the “Underwriters”), in connection with its previously announced public offering (the “Offering”) of 4,117,650 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a public offering price of $17.00 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 617,647 shares of Common Stock at the public offering price less underwriting discounts and commissions (the “Option Shares,” and together with the Firm Shares, the “Shares”).

The net proceeds to the Company from the Offering, excluding any exercise by the Underwriters of their option to purchase any of the Option Shares, are expected to be approximately $65.4 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Offering is being made pursuant to a prospectus supplement dated April 16, 2020 and an accompanying prospectus dated July 29, 2019, pursuant to a Registration Statement (File No. 333-232281) on Form S-3, which was initially filed by the Company with the Securities and Exchange Commission (“SEC”) on June 21, 2019 and declared effective by the SEC on July 29, 2019, and a related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement attached hereto as Exhibit 1.1 and which is incorporated herein by reference. Dentons US LLP, counsel to the Company, delivered an opinion as to legality of the issuance and sale of the Shares in the Offering, a copy of which is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On April 15, 2020 the Company and Stifel, Nicolaus & Company, Incorporated, as agent (“Stifel”) agreed to terminate immediately as of April 15, 2020 the Sales Agreement dated as of March 27, 2020 (the “Stifel Sales Agreement”) with the Company. Under the Stifel Sales Agreement, the Company was permitted to offer and sell its common stock, par value $0.001 per share, from time to time during the term of the Stifel Sales Agreement through Stifel, acting as agent. No Placement Shares as defined in the Stifel Sales Agreement were sold under the Stifel Sales Agreement, and no material early termination penalties were incurred by the Company in connection therewith.

Item 8.01. Other Events

Annual Meeting

The Company has established Friday, June 5, 2020 as the date of the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). The record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the 2020 Annual Meeting is the close of business on Wednesday, April 8, 2020. Because the date of the 2020 Annual Meeting differs by more than thirty (30) days from the anniversary date of the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), which was held on October 25, 2019, the Company is providing this information in accordance with Rule 14a-5(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As noted above, the 2020 Annual Meeting date represents a change of more than thirty (30) days from the anniversary date of the 2019 Annual Meeting. As a result, pursuant to Rule 14a-8 under the Exchange Act, the Company has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy materials for the 2020 Annual Meeting. Pursuant to Rule 14a-8(e)(2) under the Exchange Act and the Company’s By-laws (the “By-laws”), such proposals must be received by the Company’s Secretary on or before the close of business on April 27, 2020. Such proposals must comply with the rules of the Securities and Exchange Commission and the Company’s By-laws regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 16, 2020, by and between Arcturus Therapeutics Holdings Inc. and Guggenheim Securities, LLC
5.1	Opinion of Dentons US LLP
23.1	Consent of Dentons US LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcturus Therapeutics Holdings Inc.
Date: April 16, 2020

	By:	/s/ Joseph E. Payne
	Name:	Joseph E. Payne
	Title:	Chief Executive Officer